EXHIBIT 99.2                                                                Terrance G. Howson
                                                                     Vice President
Investor Relations

FirstEnergy Corp.
76 S. Main Street
Akron, Ohio 44308
Tel 973-401-8519

May 18, 2005

TO THE INVESTMENT COMMUNITY: 1

Today the Public Utilities Commission of Ohio (åPUCOæ) granted the accounting authority for FirstEnergy Corp.'s Ohio electric utility operating companies ("Companies") to defer their incremental transmission and ancillary service-related charges incurred as a participant in the Midwest Independent Transmission System Operator, Inc. ("MISO"). This letter provides additional details concerning this authorization and includes the PUCO's Finding and Order as an attachment.

Background

On October 1, 2003, FirstEnergy's Ohio transmission facilities were fully integrated into MISO, which is a FERC-approved regional transmission operator ("RTO"). As a result of participation in MISO, the Companies began incurring incremental transmission and ancillary service-related charges under the MISO Open Access Transmission Tariff and Transmission Energy Markets Tariff ("MISO Tariffs").

On December 30, 2004, the Companies filed an Application with the PUCO requesting permission to defer the incremental charges incurred from October 1, 2003 to the date on which the Companies begin to recover these costs in rates (Case No. 04-1931-EL-AAM). The specific incremental charges sought to be deferred included:

•	MISO Day 1 (October 1, 2003) and Day 2 (April 1, 2005) administrative and general costs,
•	Congestion costs,
•	Incremental Network Integration Transmission Service charges, and
•	FERC assessment fees

On March 17, 2005, the Companies filed an amendment to the Application clarifying that the deferral request should also include charges for losses under the MISO tariffs and all other incremental transmission and ancillary service-related costs.

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1 Please see the forward-looking statement at the end of this letter

In an Application for Tariff Adjustment filed concurrent with the initial Application, the Companies proposed to begin recovering these incremental costs on January 1, 2006 through a rider mechanism and to amortize the deferred balance at December 31, 2005, plus carrying charges, over five years, beginning January 1, 2006 through the rider (Case No. 04-1932-EL-ATA). This case is still pending before the PUCO.

May 18, 2005 PUCO Finding and Order

In its Finding and Order issued today, the PUCO authorized the Companies to defer the incremental transmission and ancillary service-related charges incurred after December 30, 2004 and ending January 1, 2006. The PUCO also authorized the Companies to accrue carrying charges on the deferral balances.

The PUCO denied the Companies' request to defer the expenses incurred between October 1, 2003 through December 30, 2004.

Financial Impact

The actual amounts to be deferred will reflect the actual incremental expenses incurred plus carrying charges. For 2005, we estimate the incremental costs to be approximately $24 million. We estimate the deferral will amount to approximately $8 million for each of the second, third, and fourth quarters of 2005.

In today's decision, the PUCO has authorized the deferral of these incremental expenses for future recovery. We look forward to resolution of the pending case, which seeks to begin recovery of these costs in rates.

If you have any questions concerning information in this update, please call Kurt Turosky, Director of Investor Relations, at (330) 384-5500, or me at (973) 401-8519.

Very truly yours,

Terrance G. Howson
Vice President - Investor Relations

Forward-Looking Statement

This investor letter includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "potential", "expect", "believe", "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the receipt of approval from and entry of a final order by the U.S. District Court, Southern District of Ohio, on the pending settlement agreement resolving the New Source Review litigation and the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to this settlement, adverse regulatory or legal decisions and outcomes (including revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of government investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney’s Office and the Nuclear Regulatory Commission as disclosed in the registrants’ Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the availability and cost of capital, the continuing availability and operation of generating units, the inability to accomplish or realize anticipated benefits of strategic goals, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets, further investigation into the causes of the August 14, 2003 regional power outages and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the outages, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in the registrants' Securities and Exchange Commission filings, including their annual report on Form 10-K for the year ended December 31, 2004, and other similar factors. The registrants expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information, future events, or otherwise.